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>T H E

Shareholder

2 n d Q u a r t e r 2 0 0 4 R e p o r t | G r e a t L a k e s B a n c o r p , I n c .
2nd Quarter
Highlights:		Bank Grows to $494 Million; Earns $1.3 Million Year to Date.
• • • • •	7th Full-Service Office Opens in Town of Tonawanda $12 Million of Additional Capital Raised Assets Increase by $79.5 Million Deposits Increase by $17.1 Million Loans Increase by $20.2 Million

During the second quarter, assets increased by over $79 million and totaled $494 million at the end of June. Asset growth continued to be driven by strong core deposit growth. In addition, the Bank's capital increased by over $16 million during the second quarter as a result of the completion of the common stock offering to existing shareholders in April, and the successful issuance of $12 million of Trust Preferred securities in June. We also completed our first equity enhancement strategy in May when we borrowed $50 million, which we invested in securities with a significant margin over our borrowing costs. All of this resulted in a 19% increase in assets in the second quarter. Over the last 12 months, the Bank's assets have increased by more than $200 million or 68%. Since June 30, 2003, deposits have grown by $120 million, shareholder equity has increased by $29 million and we have added $50 million worth of debt, which was deployed to leverage our increased capital and enhance our earnings.

Earnings for the first six months totaled almost $1.3 million after tax and exceeded $2 million before tax: a 123% increase over the same period in 2003. Earnings for the second quarter of $626 thousand (or $.16 a share) represented an increase of over 41% over the second quarter of 2003.

• • •	2nd Quarter Profit of $625 Thousand Year-to-Date Profit of $1.3 Million Tiered Savings Account Launched
$12 Million of Additional Capital Raised.

Great Lakes Bancorp boosted its capital in June by issuing a form of debt security known as trust preferred securities ("TRUPS"). The Federal Reserve Bank allows bank holding companies to consider TRUPS as primary capital so long as such securities do not exceed 25% of a holding company's total equity. Great Lakes issued $12 million in TRUPS and immediately added that amount to the capital of Greater Buffalo Savings Bank. This increases the Bank's capital accounts, as of June 30, 2004, to a total of $46 million, which consists of $34 million in shareholder equity and the proceeds from the $12 million TRUPS issue. This additional capital will allow the bank to continue its present pace of expansion while maintaining a good capital position as required by regulation.

Two new accounts with just rewards.

The Bank unveiled two brand new accounts in August – our TIEREDsavings and TOTALbanking accounts. With TIEREDsavings, higher balances are rewarded with higher interest rates. It gives customers yet another incentive to save, earning up to 3.00% APY.

Our TOTALbanking account eliminates the need for

separate checking and savings accounts, maximizing your financial return and earning up to 3.00% APY.

Both accounts are exclusive to Greater Buffalo Savings Bank, which is just another reason why "You're worth more here."

TIEREDsavings			TOTALbanking
	A C C O U N T			A C C O U N T

The more you save, the more you earn.			The checking account for savers.

Balance	Interest Rate	Annual Percentage Yield (APY)	Balance	Interest Rate	Annual Percentage Yield (APY)
< $9,999	1.192%	1.20%	$1,000-$9,999	1.192%	1.20%
$10,000-$49,999	1.489%	1.50%	$10,000-$49,999	1.489%	1.50%
$50,000-$74,999	2.469%	2.50%	$50,000-$74,999	2.469%	2.50%
$75,000-$99,999	2.616%	2.65%	$75,000-$99,999	2.616%	2.65%
$100,000-$249,999	2.713%	2.75%	$100,000-$249,999	2.713%	2.75%
$250,000+	2.956%	3.00%	$250,000+	2.956%	3.00%

Rates guaranteed through 1/31/05.

Tiered Savings This is a variable rate passbook savings account and the rates may change after the account is opened. A minimum deposit of $50 is required to open a Tiered Savings Account. A minimum daily balance of $10 is required to earn interest on this account. The APY for the tiers are as of July 6, 2004. Fees may reduce the stated APY you will earn on the account.

Total Banking This is a variable rate checking account and the rates may change after the account is opened. A minimum deposit of $1,000 is required to open a Total Banking Account. A minimum daily balance of $1,000 is required to earn interest on this account. The APY for the tiers are as of July 6, 2004. Fees may reduce the stated APY you will earn on the account.

Please stop by any office for complete disclosures related to these or any of our other product offerings.

Ad campaign invites Buffalo to "come home."

In a competitive banking marketplace, the incredible customer service our bank provides is a significant point of difference. Recent efforts to deliver this message in an even stronger fashion have resulted in our latest campaign, which drives home the fact that we're Buffalo's only locally owned bank, with the knowledge and determination to provide our customers with the service and products they deserve.

The key line, "Buffalo, it's time to come home to Greater Buffalo Savings Bank," reflects the warmth and personality of the Bank, conveying its devotion to customer service with a personal invitation from president Andy Dorn. Utilizing a variety of marketing mediums gives us maximum visibility and the strongest possible delivery of our message. From television and radio to outdoor and print advertising, we've created an elaborate invitation for Buffalonians to "come home."

Administrative/Operations Annex

The renovation of the rear building on our Main Street banking campus is proceeding as planned. The roof has been replaced, new windows are being installed and the interior is being converted into open floor plan office space. The bank plans on fully occupying the first floor of the 54,000 square foot building late this fall. All lending functions will be relocated to this space, as well as internal audit, compliance, human resources and purchasing functions. The second floor will be completed when we require additional space.

New Kenmore Office nearing completion.

Our new office at the corner of Kenmore and Starin Avenues in the City of Buffalo is 50% complete. When completed in November, this office will replace our current branch at 410 Kenmore Avenue, which now has deposits in excess of $67 million. The existing leased facility is not large enough to accommodate our continued growth. The new building replicates the design of our recently opened Town of Tonawanda and Snyder offices.

Town of Tonawanda Grand Opening

On June 7, a ribbon-cutting was held to kick off the grand opening celebration of Greater Buffalo Savings Bank's newest office, at 3438 Delaware Avenue in the Town of Tonawanda. GBSB President Andy Dorn, Branch Manager George Gardner and Town of Tonawanda Supervisor Ron Moline all helped to cut the ribbon. Local dignitaries in attendance included Sam Muscarella of the Village of Kenmore, Dan Barufaldi, the president of the Ken-Ton Chamber of Commerce, and Bob Dimming, an Executive of the Town of Tonawanda Development Corporation. Over 300 people attended the event, which featured refreshments and live music. The reaction to the building's design, which is inspired by the Bank's classic headquarters, was overwhelmingly positive. It was a fitting welcome for a branch that is sure to be very successful for years to come.

> To Our Fellow Shareholders

Earnings continued to improve in the second quarter. Net income for the quarter was $626 thousand or $.16 a share an increase of 41% over the second quarter of 2003. Earnings for the first six months of $1.3 million or $.42 a share were 123% greater than the first six months of 2003. In April, shares outstanding increased by 1.8 million as a result of the completion of our very successful stock offering to existing shareholders. Earnings continue to be driven by the rapid growth of earning assets and by improvement in our net interest margin.

During the second quarter assets increased by $79.5 million or 19.2%, loans by $20.2 million or 8.1% and deposits by $17.1 million or 4.5%. For the first six months of this year assets increased by $107.8 million or 27.9%, loans by $43.1 million or 19.1% and deposits by $33.9 million or 9.4%. Since June 30th of last year assets have increased by $200.1 million or 68.1%, loans by $87.3 million or 48.0% and deposits by $120.0 million or 43.7%. At March 31st the FDIC reported that there were 9,116 banks operating nationally of which only 1,097 were larger than we are. Our growth has been impressive because we offer a viable banking alternative to our marketplace. Even though we have grown rapidly, our share of the Buffalo market is still less than 2%.

In late May we opened our Town of Tonawanda office, which became our 7th full service office. Construction is rapidly progressing on our new Kenmore Avenue office in the City of Buffalo which will replace our existing leased office when it opens in November. We expect to begin construction on our East Amherst office located at the corner of Klein and Transit Roads in October and also hope to have our Cheektowaga Office under construction by year end. We continue to identify additional branch locations that will allow us to develop our branch network so that it will be convenient for everyone in our market to bank with us. Construction is also proceeding as planned on our Main Street banking campus. Once completed it will provide us with the additional administrative and operational space required to support the future growth of our Bank.

In the second quarter we made a substantial investment in an advertising campaign to heighten the awareness of our unique bank in Western New York and to deliver the message that we are locally owned and operated and that our only focus is to provide superior customer service to our community. We are utilizing a combination of TV, radio, print and outdoor advertising to deliver our message. The message has been well received and account openings have accelerated since the advertising program began. We remain confident that we are quickly filling the void that existed for a full service community bank in our community. During the quarter we also introduced two new products, a Tiered Savings Account and a TotalBanking Account, which is a checking account that pays the same aggressive interest rates as our new tiered savings account and eliminates the need to maintain both a savings and checking account. Both have been well received.

In June we issued $12 million of Trust Preferred securities. With the addition of the Trust Preferred capital we now have over $46 million of capital that will allow us to continue to aggressively grow our bank. In May we borrowed $50 million in what is known as a return on equity enhancement strategy commonly employed by many banks to leverage capital to enhance earnings. We invested the borrowed funds in short-term investment securities with a significant margin over our borrowing cost. We anticipate that there will continue to be upward pressure on interest rates and as a result we expect our cost of funds to increase in the third and fourth quarter. However, we also anticipate the continued rapid growth of earning assets and improving yields on both our loan and investment portfolios will be accretive to earnings. With the continued growth of our branch network, increased market awareness and superior customer service we are confident of our ability to continue to grow our bank on a profitable basis.

Board of Directors

Andrew W. Dorn, Jr.

William A. Evans, Esq.

Carrie B. Frank

Fred J. Hanania

Luiz F. Kahl

Gerard T. Mazurkiewicz, CPA

Acea M. Mosey-Pawlowski, Esq.

Dennis M. Penman

Louis Sidoni

James A. Smith, M.D.

Barry M. Snyder

Louis J. Thomas

David L. Ulrich

Frederick A. Wolf, Esq.

Offices

Main & Jewett Parkway Corporate Headquarters 2421 Main Street Buffalo, NY 14214 961-1900

Downtown 47 Court Street Buffalo, NY 14202 842-0827

Kenmore 410 Kenmore Avenue Buffalo, NY 14223 862-8080

North Tonawanda 107 Main Street North Tonawanda, NY 14120 614-3600

West Seneca 320 Orchard Park Road West Seneca, NY 14224 824-6200

Snyder
4950 Main Street
Amherst, NY 14226
250-4950

Town of Tonawanda 3438 Delaware Avenue Kenmore, NY 14127 505-5400

Bank by Phone 961-2265 Online Banking @ gbsb.com
	Barry M. Snyder Chairman of the Board	Andrew W. Dorn, Jr. President & CEO

> Financial Statements

CONSOLIDATED BALANCE SHEETS (in thousands)
	June 30, 2004	June 30, 2003
	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$11,962	$19,211
Securities available for sale, at fair value	194,293	80,849
Securities held to maturity, at amortized cost	3,011	2,000
Federal Home Loan Bank stock, at cost	2,396	1,581
Loans, net	269,032	181,758
Premises and equipment, net	9,449	6,275
Other assets	3,765	2,103
TOTAL ASSETS	$493,908	$293,777

LIABILITIES & SHAREHOLDERS' EQUITY
Deposits	394,590	274,591
Short-term borrowings	244	111
Securities sold under agreement to repurchase	50,000	–
Subordinated debentures	12,372	–
Other liabilities	2,081	745
TOTAL LIABILITIES	459,287	275,447

Common stock	4	2
Additional paid-in-capital	35,359	18,622
Retained earnings (accumulated deficit)	1,123	-910
Accumulated other comprehensive (loss) gain, net	-1,747	616
	34,739	18,330
Less: Subscriptions receivable	-118	–
TOTAL SHAREHOLDERS' EQUITY	34,621	18,330
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$493,908	$293,777

CONSOLIDATED STATEMENTS OF INCOME (in thousands except for share data)
	6 MONTHS ENDED	6 MONTHS ENDED
INCOME	JUNE 30, 2004	JUNE 30, 2003
	(unaudited)	(unaudited)
Interest income	$9,607	$6,083
Interest expense	3,636	2,974
Net interest income	5,971	3,109
Provision for loan losses	94	153
NET INTEREST INCOME after provision for loan losses	5,877	2,956
Non-interest income	562	670
NET INTEREST INCOME after provision and non-interest income	6,439	3,626

NON-INTEREST EXPENSE
Salaries and employee benefits	2,233	1,204
Occupancy expense	578	449
Other operating expense	1,565	1,027
TOTAL NON-INTEREST EXPENSE	4,376	2,680
Net income before income taxes	2,063	946
Income tax provision	-778	-369
NET INCOME	$1,285	$577
Common shares outstanding, weighted average	3,041,756	1,961,620
Class B Common shares outstanding, weighted average	–	115,750
NET INCOME PER SHARE	$0.42	$0.28

>

gbsb.com becomes even more customer friendly.	Helping Hands Committee

In August 2004, we updated our website, gbsb.com. Featuring more streamlined navigation and a vivid new design, our website is built to make it easier and more pleasant for our customers to bank with us online. We're confident that the latest edition of gbsb.com is the most customer-friendly website of any bank. When people log on with Greater Buffalo Savings Bank, they'll feel more at home than ever before.

The Helping Hands Committee has been created by our staff to coordinate the numerous requests we receive for charitable contributions and volunteer support. The Committee coordinates our volunteers with organizations for events and projects. Each event or project brings various tasks and work that is necessary to be a successful event. We have participated with several organizations throughout the community, including The United Way, The Food Bank of WNY, Junior Acheivement, American Red Cross, Brush Up Buffalo, Taste of Buffalo, American Diabetes Association, American Heart Association and Crossroads House. Greater Buffalo Savings Bank is committed to our community, and Helping Hands is our way of showing it.

Michelle Maloney, Helping Hands Committee Chair

This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements concerning future revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.

2421 Main Street | Buffalo | New York 14214